Exhibit 107

Calculation of Filing Fee Table

Form F-1

FITELL CORPORATION

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 par value per share	457(o)	—	—	$20,000,000	(3)	0.0001476	$2,952
Equity	Pre-Funded Warrants to purchase Ordinary Shares	Other	—	—	Included above		0.0001476	—
Equity	Ordinary Shares underlying Pre-Funded Warrants	457(o)	—	—	Included above		0.0001476	—
Equity	Ordinary Share Warrants to purchase Ordinary Shares	Other	—	—	—	(4)	0.0001476	—	(4)
Equity	Ordinary Shares underlying Ordinary Share Warrants	457(o)	—	—	$20,000,000		0.0001476	$2,952
Equity	Placement Agent’s warrants to purchase Ordinary Shares(5)	Other	—	—	—	(4)	0.0001476	—	(4)
Equity	Ordinary Shares underlying Placement Agent’s Warrants	457(o)	—	—	$1,750,000		0.0001476	$258.30
Total Offering Amount					$41,750,000			$6,162.30
Total Fees Previously Paid								$4,033.02
Total Fee Offsets
Net Fee Due								$2,129.28

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Ordinary Shares and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $20,000,000.

(4)	No separate fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The placement agent warrants are exercisable for up to the number of Ordinary Shares equal to 7.0% of the aggregate number of Ordinary Shares placed in this offering at an exercise price equal to 125% of the combined public offering price per Ordinary Share and accompanying ordinary share warrant sold in this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the placement agent warrants is $1,750,000, which is equal to 125% of $1,400,000 (7.0% of the proposed maximum aggregate offering price of $20,000,000).